As filed with the Securities and Exchange Commission on July 24, 2014

Registration No. 333-159672

Registration No. 333-164308

Registration No. 333-171770

Registration No. 333-179065

Registration No. 333-186098

Registration No. 333-193422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-159672

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-164308

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-171770

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-179065

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-186098

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-193422

UNDER

THE SECURITIES ACT OF 1933

OPENTABLE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3374049 (I.R.S. Employer Identification Number)

One Montgomery Street, 7th Floor

San Francisco, California 94104

(Address of Principal Executive Offices including Zip Code)

OpenTable, Inc. 1999 Stock Plan

OpenTable, Inc. 2009 Equity Incentive Award Plan

(Full Title of the Plan)

Matthew J. Roberts Chief Executive Officer OpenTable, Inc. One Montgomery Street, 7th Floor San Francisco, CA 94104 (415) 344-4200	Copy To: Peter Millones Executive Vice President, General Counsel and Corporate Secretary The Priceline Group Inc. 800 Connecticut Avenue Norwalk, Connecticut 06854-1625 (203) 299-8000

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-8 Registration Statements of OpenTable, Inc., a Delaware corporation (“OpenTable”) (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-159672 filed with the United States Securities and Exchange Commission (the “SEC”) on June 2, 2009 registering 3,802,960 shares of OpenTable’s common stock, par value $0.0001 per share (“Shares”), under the OpenTable, Inc. 1999 Stock Plan (the “1999 Plan”) and the OpenTable, Inc. 2009 Equity Incentive Award Plan (the “2009 Plan”).

•                  Registration Statement No. 333-164308 filed with the SEC on January 12, 2010 registering 673,274 Shares under the 2009 Plan.

•                  Registration Statement No. 333-171770 filed with the SEC on January 19, 2011 registering 698,925 Shares under the 2009 Plan.

•                  Registration Statement No. 333-179065 filed with the SEC on January 18, 2012 registering 681,295 Shares under the 2009 Plan.

•                  Registration Statement No. 333-186098 filed with the SEC on January 18, 2013 registering 686,943 Shares under the 2009 Plan.

•                  Registration Statement No. 333-193422 filed with the SEC on January 17, 2014 registering 701,281 Shares under the 2009 Plan.

OpenTable is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by OpenTable pursuant to the above referenced Registration Statements.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 12, 2014, by and among The Priceline Group Inc., a Delaware Corporation (“Parent”), Rhombus, Inc., a Delaware corporation (“Acquisition Sub”) and OpenTable, on July 24, 2014 Acquisition Sub merged with and into OpenTable (the “Merger”), with OpenTable surviving as a wholly owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who are entitled to and who properly demanded appraisal in connection with the Merger) was converted into the right to receive $103.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, except for Shares then owned by Parent or Acquisition Sub and Shares held in treasury of OpenTable or by any of its wholly owned subsidiaries, which Shares were cancelled and retired and ceased to exist, and no consideration will be delivered in exchange therefor.

As a result of the consummation of the transactions contemplated by the Merger Agreement, OpenTable has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by OpenTable in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, OpenTable hereby removes and withdraws from registration any and all securities of OpenTable registered pursuant to the Registration Statements that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 24th day of July, 2014.

OPENTABLE, INC.

By:	/s/ Matthew J. Roberts
Matthew J. Roberts
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Matthew J. Roberts	Chief Executive Officer and Director	July 24, 2014
Matthew J. Roberts	(Principal Executive Officer)

/s/ I. Duncan Robertson	Chief Financial Officer	July 24, 2014
I. Duncan Robertson	(Principal Financial and Accounting Officer)

/s/ Glenn D. Fogel	Director	July 24, 2014
Glenn D. Fogel

/s/ Daniel J. Finnegan	Director	July 24, 2014
Daniel J. Finnegan

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